Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NEW MISONIX, INC.

New Misonix, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation of the Corporation filed with the Secretary of the State of Delaware on May 22, 2019 (the “Certificate of Incorporation”).

2. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE I

The name of the corporation is Misonix, Inc. (the “Corporation”).”

3. Section 1 of Article VIII of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 1. Amendments, Repeal, Etc. Generally. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article IX or this Section 1 of Article VIII may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.”

4. The Certificate of Incorporation is hereby amended by adding an Article IX to read in its entirety as follows:

“ARTICLE IX

Section 1. Exclusive Forum for Certain Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action or proceeding asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising out of or pursuant to any provision of the DGCL, the Corporation’s Certificate of Incorporation or Bylaws (including any right, obligation, or remedy thereunder); (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Corporation’s Certificate of Incorporation or Bylaws (including any right, obligation, or remedy thereunder); (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Section 1 shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

Section 2. Deemed Consent. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation. If any action the subject matter of which is within the scope of Section 1 of this Article VII is filed in a court other than a court located within the State of Delaware or the federal district courts of United States, respectively (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1, and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”

5. This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

6. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer this 27th day of September, 2019.

NEW MISONIX, INC.

By:	/s/ Joseph P. Dwyer
Name:	Joseph P. Dwyer
Title:	Secretary, Treasurer and Chief Financial Officer